UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 4, 2011

CALIX, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34674	68-0438710
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1035 N. McDowell Blvd.

Petaluma, CA 94954

(Address of Principal Executive Offices)(Zip Code)

(707) 766-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Certain Officers

On March 4, 2011 (the “Separation Date”) , Kelyn Brannon resigned as the Company’s Executive Vice President and Chief Financial Officer of Calix, Inc. (the “Company”), effective March 4, 2011. Ms. Brannon resigned for personal reasons.

On March 7, 2011, the Company entered into a Separation Agreement and General Release of All Claims with Ms. Brannon (the “Separation Agreement”), a copy of which is filed as Exhibit 10.1 hereto. Under the Separation Agreement, Ms. Brannon will receive certain compensation and benefits from the Company consistent with the terms of the Calix, Inc. Change in Control and Severance Plan, including the following:

•	a lump sum cash payment in the amount of $568,700 equal to the sum of 12 months of Ms. Brannon’s base salary as of the Separation Date plus Ms. Brannon’s 2010 and 2011 target bonus opportunities;

•	12 months accelerated vesting of Ms. Brannon’s unvested equity awards of Company common stock; and

•	continuation of Ms. Brannon’s health coverage (medical, dental and vision) for 12 months.

The Separation Agreement includes certain nondisclosure and nondisparagement provisions as well as a general release of all claims against the Company as a condition to receiving any of the benefits of the Separation Agreement.

The foregoing summary is qualified in its entirety by reference to the complete text of the Separation Agreement, which is incorporated herein by reference and a copy of which is attached hereto as Exhibit 10.1.

(c) Appointment of Certain Officers

On March 5, 2011, the Board appointed Michael Ashby, a current member of the Board, to the office of Executive Vice President and Chief Financial Officer of the Company, effective March 7, 2011. Mr. Ashby will continue to serve as a director of the Company.

Mr. Ashby did not participate in the deliberations and voting of the Board relating to his appointment or compensation.

Mr. Ashby has served on the Company’s Board since January 2006. From December 2002 to April 2008, Mr. Ashby served as the Company’s Chief Financial Officer. From November 1999 to July 2001, Mr. Ashby served as Vice President of Finance of Cisco.

In connection with Mr. Ashby’s appointment as Executive Vice President and Chief Financial Officer, the Board entered into an Offer Letter with Mr. Ashby, effective March 7, 2011 (the “Offer Letter”), a copy of which is filed as Exhibit 10.2 hereto. For his services as Executive Vice President and Chief Financial Officer, Mr. Ashby will be entitled to the following:

•	Annual base salary of $280,000;

•	A 2011 bonus targeted at 50% of base salary based on meeting certain objectives and funding approved by the Compensation Committee; and

•

An option to purchase 200,000 shares of the Company’s common stock subject to the terms of the Calix, Inc. 2010 Equity Incentive Award Plan, with an exercise price equal to the closing trading price of the Company common stock on the date of grant. The options will vest at a rate of 25% on the one year anniversary of the employment, with the remainder of the Shares vesting monthly thereafter in equal installments over the next 36 months during the period Mr. Ashby remains continuously employed with the Company.

Mr. Ashby is also entitled to the following benefits, which are the same benefits provided to all employees of the Company:

•	medical, dental and vision insurance;

•	life insurance, accidental death and dismemberment and business travel and accident insurance;

•	employee assistance program;

•	health and dependent care flexible spending accounts;

•	short and long-term disability;

•	401(k) plan; and

•	health club membership.

As Executive Vice President and Chief Financial Officer, Mr. Ashby will be eligible to participate in the Calix, Inc. Change in Control and Severance Plan (the “Severance Plan”). Pursuant to the Severance Plan, if the Company terminates Mr. Ashby, other than for “cause” (as defined in the Severance Plan) or if Mr. Ashby terminates his employment for “good reason” (as defined in the Severance Plan), Mr. Ashby may be entitled to receive certain compensation and benefits from the Company, including the following:

•	a severance payment equal to 12 months of Mr. Ashby’s base salary;

•	a bonus payment equal to 12 months of Mr. Ashby’s target bonus opportunity;

•	12 months accelerated vesting of unvested equity awards; and

•	continuation of health coverage (medical, dental and vision) for 12 months.

If Mr. Ashby is terminated for other than “cause” or resigns for “good reason” within 60 days prior to or 12 months following a change in control, then, in addition to the severance benefits described above, Mr. Ashby would be entitled to receive a pro-rata portion of his bonus for the year of termination and 100% accelerated vesting of any unvested equity awards.

The foregoing summary is qualified in its entirety by reference to the complete text of the Offer Letter, which is incorporated herein by reference and a copy of which is attached hereto as Exhibit 10.2.

The Company issued a press release on March 7, 2011 announcing the appointment of Mr. Ashby and resignation of Ms. Brannon, a copy of which is filed as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Separation Agreement and General Release of All Claims by and between the Company and Kelyn Brannon, dated March 7, 2011.
10.2	Offer Letter by and between the Company and Michael Ashby, dated March 7, 2011.
99.1	Press Release, dated March 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2011

CALIX, INC.

By:	/s/ Michael Ashby

Name:	Michael Ashby
Title:	Executive Vice President and Chief Financial Officer

INDEX TO EXHIBIT

Exhibit No.	Description
10.1	Separation Agreement and General Release of All Claims by and between the Company and Kelyn Brannon, dated March 7, 2011.
10.2	Offer Letter by and between the Company and Michael Ashby, dated March 7, 2011.
99.1	Press Release dated March 7, 2011.